EXHIBIT 24

POWER OF ATTORNEY

The undersigned, being a director of Lindsay Corporation (the “Company”), hereby appoints Randy A. Wood as his or her agent and attorney-in-fact for the purpose of executing and filing all reports on Form 10-K relating to the year ending August 31, 2024, and any amendments thereto, required to be filed with the Securities and Exchange Commission by the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Capacity	Date Signed

/s/ ROBERT E. BRUNNER	Chairperson of Board	October 24, 2024
Robert E. Brunner

/s/ MICHAEL N. CHRISTODOLOU	Director	October 24, 2024
Michael N. Christodolou

/s/ PABLO DI SI	Director	October 24, 2024
Pablo Di Si

/s/ IBRAHIM GOKCEN	Director	October 24, 2024
Ibrahim Gokcen
/s/ MARY A. LINDSEY	Director	October 24, 2024
Mary A. Lindsey

/s/ CONSUELO E. MADERE	Director	October 24, 2024
Consuelo E. Madere

/s/ DAVID B. RAYBURN	Director	October 24, 2024
David B. Rayburn